Exhibit 10.1
FIRST AMENDMENT
TO THE
ZIMMER HOLDINGS, INC.
2001 STOCK INCENTIVE PLAN
This First Amendment to the Zimmer Holdings, Inc. 2001 Stock Incentive Plan (the “Plan”) is hereby adopted by Zimmer Holdings, Inc. (the “Company”), effective as of January 1, 2005.
WHEREAS, the Plan was adopted effective as of August 6, 2001; and
WHEREAS, the Company wishes to amend the Plan solely to comply with changes required by Section 409A of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2005, as follows:

1.	A new paragraph is added to the end of Section 4, Administration, which shall read as follows:

The Committee shall maintain appropriate records of awards granted and vested prior to January 1, 2005, that may provide for a deferral of compensation within the meaning of Section 409A of the Code, together with any earnings or losses attributable thereon. Such awards shall be governed by the terms of the Plan as in effect on October 3, 2004.

2.	A new Section 7(c) shall be added to the Plan, which shall read as follows:

(c) No Deferral Feature. No option or stock appreciation right granted under this Plan shall include any feature for the deferral of compensation other than, in the case of an option, the deferral of recognition of income until the later of exercise or disposition of the option under Section 83 of the Code, or the time the stock acquired pursuant to the exercise of the option first becomes substantially vested (as defined in regulations interpreting Section 83 of the Code), or, in the case of a stock appreciation right, the deferral of recognition of income until the exercise of the stock appreciation right.

3.	A new Section 8(c) is hereby added, which shall read as follows:

(c) Compliance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event any Award under this Section 8 constitutes or provides for a deferral of compensation within the meaning of Section 409A of the Code, the Award shall comply in all respects with the applicable requirements of Section 409A of the Code; the Performance Share Agreement or Performance Unit Agreement, as the case may be, shall include all provisions required for the Award to comply with the applicable requirements of Section 409A of the Code; and those provisions of the Performance Share Agreement or Performance Unit

Agreement, as the case may be, shall be deemed to constitute provisions of the Plan.

4.	A new paragraph 10(c) shall be added and shall read in its entirety as follows:

(c) Compliance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event any Award under this Section 10 constitutes or provides for a deferral of compensation within the meaning of Section 409A of the Code, the Award shall comply in all respects with the applicable requirements of Section 409A of the Code; the Deferred Stock Unit Agreement shall include all provisions required for the Award to comply with the applicable requirements of Section 409A of the Code; and those provisions of the Deferred Stock Unit Agreement shall be deemed to constitute provisions of the Plan.

5.	Section 15 shall be deleted in its entirety and shall be designated as “Reserved for Future Use.”

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